Exhibit 10.1

Summary of Employment Arrangements

of Kenneth T. Myers

Kenneth T. (Ted) Myers, the Company’s President and Chief Executive Officer, is an at-will employee who serves at the pleasure of the board of directors. He is entitled to an annual salary of $225,000, payable in accordance with the Company’s payroll policies, and customary employee benefits offered by the Company.